EXHIBIT 4.4

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of NOVEMBER 1, 2011, by and among the parties listed on Schedule A hereto (each an “Additional Guarantor” and collectively, the “Additional Guarantors”) and THE BANK OF NEW YORK MELLON, as trustee (the “Trustee”). Capitalized terms used in this First Supplemental Indenture and not otherwise defined herein (including terms used on Exhibit A attached hereto) shall have the meanings ascribed to them in the Indenture (as defined on Exhibit A attached hereto).

RECITALS

WHEREAS, Section 4.04 of the Indenture provides that if in accordance with the provisions of the Bank Credit Facility the Company adds, or causes to be added, any Subsidiary that was not a Guarantor at the time of execution of the Original Indenture as a guarantor under the Bank Credit Facility, such Subsidiary shall contemporaneously become a Guarantor under the Indenture;

WHEREAS, desiring to become a Guarantor under the Indenture, each of the Additional Guarantors is executing and delivering this Second Supplemental Indenture; and

WHEREAS, the consent of Holders to the execution and delivery of this Second Supplemental Indenture is not required, and all other actions required to be taken under the Indenture with respect to this Second Supplemental Indenture have been taken.

NOW, THEREFORE IT IS AGREED:

Section 1. Joinder. Each Additional Guarantor agrees that by its entering into this Second Supplemental Indenture it hereby unconditionally guarantees all of the Issuer’s obligations under (i) the 8.91% Senior Notes, (ii) the 6.75% Senior Notes, (iii) any other Securities of any Series that has the benefit of Guarantees of other Subsidiaries of the Company, and (ii) the Indenture (as it relates to all such Series) on the terms set forth in the Indenture, as if each such Additional Guarantor was a party to the Original Indenture.

Section 2. Ratification of Indenture. This Second Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture, and as supplemented and modified hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 3. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 4. Successors and Assigns. All covenants and agreements in this First Supplemental Indenture by each Additional Guarantor shall bind each such Additional Guarantor’s successors and assigns, whether so expressed or not.

Section 5. Separability Clause. In case any one or more of the provisions contained in this SecondSupplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6. Governing Law. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. This Second Supplemental Indenture is subject to the provisions of the TIA that are required to be part of this Second Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

Section 7. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

Section 8. Role of Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

THE ADDITIONAL GUARANTORS NAMED ON SCHEDULE A HERETO, as Guarantors

By: /s/ Joseph R. Sicree

Name: Joseph R. Sicree
Title: Designated Officer

THE BANK OF NEW YORK MELLON,

as Trustee

By: /s/ Mary Miselis

Name: Mary Miselis

Title: Vice President

SCHEDULE A

New Guarantors as of November 1, 2011

State of Organization
Limited Liability Companies
1450 Washington LLC	New Jersey
Hatboro Road Associates LLC	Pennsylvania
PT Maxwell Holdings, LLC	New Jersey
PT Maxwell, L.L.C.	New Jersey
Toll CA I LLC	California
Toll CA Note II LLC	California
Toll FL IV LLC	Florida
Toll Houston TX LLC	Texas
Toll Lexington LLC	New York
Toll MA I LLC	Massachusetts
Toll MA II LLC	Massachusetts
Toll NC I LLC	North Carolina
Toll NC IV LLC	North Carolina
Toll NC Note II LLC	North Carolina
Toll NC Note LLC	North Carolina
Toll TX Note LLC	Texas

Partnerships
Toll CT III Limited Partnership	Connecticut
Toll DE II LP	Delaware
Toll FL X Limited Partnership	Florida
Toll MD XI Limited Partnership	Maryland
Toll NC III LP	North Carolina
Toll NY II L.P.	New York
Toll NY III L.P.	New York
Toll NY IV L.P.	New York
Toll PA XIV, L.P.	Pennsylvania
Toll PA XV, L.P.	Pennsylvania
Toll SC IV, L.P.	South Carolina
Toll WA LP	Washington

Corporations
Toll WA GP Corp.	Washington

EXHIBIT A

For purposes of this Second Supplemental Indenture, the term “Indenture” shall mean that certain Indenture, dated as of April 20, 2009 (the “Original Indenture”) by and among Toll Brothers Finance Corp., Toll Brothers, Inc. as Guarantor, the other Guarantors identified therein and the Trustee, as supplemented by: (i) the Authorizing Resolutions, related to the issuance of $400,000,000 aggregate principal amount of 8.91% Senior Notes due 2017 (the “8.91% Senior Notes”) by Toll Brothers Finance Corp. (the “Issuer”) and the issuance of related guarantees by Toll Brothers, Inc. (the “Company”) and the other Guarantors, attached as Exhibit A to the Joint Action of the Persons Authorized to Act on Behalf of Each of Toll Brothers Finance Corp., Toll Brothers, Inc. and Each of the Entities listed on Schedule I thereto dated as of April 20, 2009; (ii) the Authorizing Resolutions, related to the issuance of $250,000,000 aggregate principal amount of 6.75% Senior Notes due 2019 (the "6.75% Senior Notes") by the Issuer and the issuance of related guarantees by the Company and the other Guarantors, attached as Exhibit A to the Joint Action of the Persons Authorized to Act on Behalf of Each of Toll Brothers Finance Corp., Toll Brothers, Inc. and Each of the Entities listed on Schedule I thereto dated as of September 22, 2009; and (iii) the First Supplemental Indenture, dated as of October 27, 2011 (the “First Supplemental Indenture”), by and among the parties listed on Schedule A thereto (who, pursuant to such First Supplemental Indenture, thereby became Guarantors) and the Trustee; and as may be further supplemented (including by this Second Supplemental Indenture) and/or amended.